Exhibit 99.1
CONTACT: Tom Marder	NEWS
(301) 380-2553
thomas.marder@marriott.com

MARRIOTT DECLARES STOCK DIVIDEND, FOCUSES ON SHAREHOLDER VALUE

BETHESDA, Md., - May 1, 2009 - Marriott International, Inc., "Marriott," (NYSE: MAR) today announced that its board of directors has declared the issuance of a stock dividend of 0.00369 per share of common stock for each outstanding share of common stock of the company, payable on July 30, 2009 to shareholders of record on June 25, 2009. Marriott currently has approximately 352 million shares of common stock outstanding.

In lieu of fractional shares, cash will be distributed to each shareholder who would otherwise have been entitled to receive a fractional share, based on a share price of $23.68, which is the average of the high and low share price on April 30, 2009.

Shareholders will not be required to take any action in order to receive the stock dividend. After the payment date, shareholders' book entry accounts will be credited with the additional shares representing the stock dividend.  Where shares are held in a brokerage account in the name of a broker, the additional shares will be distributed to the broker on the shareholder's behalf.  The stock dividend will be administered by BNY Mellon Shareowner Services, the company's transfer agent.

J.W. Marriott, Jr., chairman and chief executive officer of Marriott International, said, "Our company has paid a cash or stock dividend in every year since going public in 1953.  Our announcement today continues our focus on delivering shareholder value.  At the same time, given the challenging and uncertain economic climate, paying a stock dividend helps provide liquidity as we continue to aggressively manage our balance sheet and maintain our investment grade rating, which positions our company for terrific opportunities and performance over the long term."

Visit http://www.marriott.com/corporateinfo/boilerplate.mi (NYSE:MAR) for a company overview.

IRPR#1